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                                                                   EXHIBIT 10.17

                             GCC INVESTMENTS, INC.

                              INCENTIVE POOL PLAN

     1. Purpose. This Plan is intended as an incentive for a select group of management employees of the Company and to allow the Company to attract and retain in its employ persons who will contribute to the future success of the Company's business.

     2. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth below:

          (a) "Chief Investment Officer" shall mean John Berylson or his successor as Chief Investment Officer of GCC.

          (b) "Change in Control" shall have the meaning set forth in Section
     11.

          (c) "Code" shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

          (d) "Committee" shall mean the Compensation Committee of the Board of Directors of GCC. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" within the meaning of Rule 16b-3(b)(3)(I) promulgated under the Securities Exchange Act of 1934, as amended and as in effect as of the Effective Date.

          (e) "Common Stock" shall mean the common stock of GCC.

          (f) "Company" shall mean GCC Investments, Inc. and its wholly-owned subsidiaries, including limited liability partnerships and like entities.

          (g) "Covered Employee" shall mean each Employee who is a "covered employee" for the relevant Fiscal Year of the Company within the meaning of
     Section 162(m) of the Code.

          (h) "Effective Date" shall mean November 1, 1996.

          (i) "Employee" shall mean an employee of the Company.

          (j) "Fiscal Year" shall mean the fiscal year of the Company which is the twelve month period commencing on November 1 and ending on the following October 31 and "Fiscal Year Quarter" shall mean each of the three month periods ending on January 31, April 30, July 31 and October 31.

          (k) "GCC" shall mean GC Companies, Inc.

          (l) "GCC Plan" shall mean the GC Companies, Inc. 1993 Equity Incentive Plan.

          (m) "Investment" shall mean a portfolio investment made by the Company.

          (n) "Invested Capital" shall mean the total amount actively invested by the Company in an Investment other than any amounts invested in connection with a Secondary Investment.

          (o) "Net Gains" shall mean, for any Fiscal Year Quarter, the realized profit attributable to the Sale Events occurring in such Fiscal Year Quarter reduced by (1) a certain rate of compound annual growth on that portion of the Invested Capital with respect to which the relevant Sale Events occurred, calculated through the date of the relevant Sale Event,
     (2) all or a portion of Company's realized after-tax losses not previously recovered against gains, increased by a certain rate of compound annual growth determined through the last day of such Fiscal Year Quarter, and (3) certain expenses. The Committee

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     shall determine, at or prior to the beginning of each Fiscal Year, (or by such later date as may be permitted under Section 162(m) of the Code for the establishment of goals pursuant to which performance-based compensation is to be payable for a particular period), the specific methodology to be applied during such Fiscal Year to determine Net Gains.

          (p) "Participant" shall mean a person designated by the Committee to receive a benefit under this Plan.

          (q) "Permanent Disability" shall be deemed to have occurred on the date when a Participant is determined under the Company's long-term disability plan to be eligible for disability benefits under that plan.

          (r) "Plan" shall mean the GCC Investments, Inc. Incentive Pool Plan, as amended from time to time.

          (s) "Pool" shall mean, for any Fiscal Year Quarter, twenty percent (20%) of the Net Gains determined for such Fiscal Year Quarter.

          (t) "Post-Effective Date Pool" shall mean a Pool for any Fiscal Year Quarter determined with respect to Investments made on or after the Effective Date. For this purpose, an Investment shall not be deemed to have been made on or after the Effective Date if it relates to a portfolio company in which an Investment was made prior to the Effective Date.

          (u) "Pre-Effective Date Pool" shall mean a Pool for any Fiscal Year Quarter determined with respect to Investments (other than the Investment made in Crescent Communications L.P.) made prior to the Effective Date.

          (v) "Sale Event" shall mean (1) a disposition of an Investment, (2) the occurrence of an Initial Public Offering or, if later, the date the Company's Investment becomes fully transferable without restriction, (3) the conversion of noncash proceeds received in connection with a prior Sale Event to cash or (4) any similar transaction determined by the Committee to justify a valuation of an Investment. In any event, a Sale Event will be deemed to have occurred six years after an Investment is made if no other event occurs which results in a valuation hereunder.

          (w) "Secondary Investment" shall mean a second tranche or later investment made to increase current holdings in a pre-existing Investment to secure or supplement control positions in a pre-existing Investment which the Committee determines to be a core investment.

          (x) "Senior Investment Officer" shall mean any Employee hired as a senior investment officer of the Company other than the Chief Investment Officer or a Senior Vice President.

          (y) "Senior Vice President" shall mean Michael Greeley or his successor as the Senior Vice President of the Company, or for purposes of any Post-Effective Date Pool, any other Senior Vice President elected by the Board of Directors of the Company.

     3. Administration.

          (a) The Committee shall have sole discretionary power to interpret the provisions of this Plan, to determine the methodology to be used in each Fiscal Year to determine Net Gains and to administer and make all decisions and exercise all rights of the Company with respect to this Plan. The Committee shall have final authority to apply the provisions of the Plan and determine, in its sole discretion, the amount of any Pool and benefits to be paid or allocated to Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to benefits

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     hereunder and the amount of benefits to be paid from the Plan. The
     Committee's exercise of this discretionary authority shall at all times be in accordance with the terms of the Plan and shall be entitled to deference upon review by any court, agency or other entity empowered to review its decision, and shall be enforced provided that it is not arbitrary, capricious or fraudulent.

          (b) In addition to its general administrative duties, no payment shall be made under Section 4 or Section 5 without prior certification made by the Committee, in accordance with the requirements of Section 162(m) of the Code, that such payment is properly due under the terms of this Plan.

     4. Pre-Effective Date Pool. For any Fiscal Year Quarter, any Pre-Effective Date Pool shall be allocated forty-six percent (46%) to the Chief Investment Officer and thirty-four percent (34%) to the Senior Vice President. The remaining twenty percent (20%), shall be allocated by the Committee to other Employees other than the Chief Investment Officer and Senior Vice President and shall be capped at an annual amount of $250,000, with any excess above such cap being treated as described in Section 6(a).

     5. Post-Effective Date Pool.

          (a) For any Fiscal Year Quarter, any Post-Effective Date Pool will be allocated thirty-five percent (35%) to the Chief Investment Officer, twenty-five percent (25%) to the Senior Vice President and 20% to be reserved for allocations to newly hired Employees who are Senior Investment Officers (the "Post-Effective Date New Hire Pool"). The remaining 20% shall be allocated by the Committee to other Employees who do not have specific allocations and shall be capped at an annual amount of $250,000 (or such lower number as the Committee deems reasonable given the number of staff who do not have specific Pool allocations to whom bonuses would be paid) with any excess above such cap being treated as described in Section 6(a) below.

          (b) The Committee shall allocate to new hires who are Senior Investment Officers a portion (based on a percentage) of the Post-Effective Date New Hire Pool immediately upon hire. These new hires shall vest in this percentage over time as the Committee shall determine. Once the Post-Effective Date New Hire Pool has been allocated, the remaining unallocated twenty percent (20%) will be reduced by a maximum of fifty percent (50%) (i.e., ten percent (10%) of the total Pool) for allocations as part of the Post-Effective Date New Hire Pool.

          (c) If (i) percentages have been allocated to Senior Investment Officers which when combined with the percentage allocated to the Chief Investment Officer and the Senior Vice President total ninety percent (90%) or (ii) the percentage to be allocated to any newly hired Senior Investment Officer would otherwise cause the total allocated percentages to exceed ninety percent (90%), any future allocation to newly hired Senior Investment Officers will be deducted from other Senior Investment Officers, the Chief Investment Officer and Senior Vice President allocations on a pro-rata basis so that the total allocations to Participants under this
     Section 6 does not exceed ninety percent (90%).

          (d) No Senior Investment Officer shall be entitled to a portion of any Post-Effective Date New Hire Pool in excess of twenty-five percent (25%) of the total Pool.

          (e) In no event will Pool percentage allocations made to Participants exceed ninety percent (90%).

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     6. Unallocated Pool Amounts.

          (a) Any Pool amount unallocated under Section 4 or 5 (which amount does not include any amount which is allocated but subsequently forfeited) will be used as follows:

             (1) firstly, to cover any excess Company expenses that have not been previously recouped; and

               (2) secondly, to fund a reserve for future accounting or actual losses; as determined by the Company, which may occur on Investments.

     Any Pool amount which has not been used as described in (1) or (2) above within five years from the last day of the Fiscal Year Quarter for which the Pool was determined, shall be reallocated to all Participants with allocation percentages with respect to such allocation percentages. Notwithstanding the foregoing, the Committee may defer any payment to be made under this Section 6(a) to the extent such payment would not be deductible compensation paid by the Company for Federal income tax purposes. Any such deferral will be credited with interest, until paid at a time when it would be deductible by the Company, at an annual rate specified by the Committee from time to time.

          (b) Any amount forfeited pursuant to Section 10 will be used as follows:

             (1) firstly, to cover any excess Company expenses that have not been previously recouped; and

             (2) secondly, to fund a reserve for future accounting or actual losses; as determined by the Company, which may occur on Investments.

     7. Payment of Pool Allocations.

     Subject to Section 3(b), any Pool allocation under Section 4 or 5 to a Participant who is the Chief Investment Officer, a Senior Vice President or any Senior Investment Officer shall be payable to such Participant in accordance with this Section 7.

          (a) Seventy percent (70%) of any Pool allocation shall be payable to such Participant in cash in a number of substantially equal installments specified by the Committee. The first installment shall be made within thirty (30) days following the end of the Fiscal Year Quarter (the "Pool Determination Date") in which the Sale Event takes place. All future installments shall be paid on such date or dates specified by the Committee. The Participant must be employed on the payment date to be entitled to receive each installment payment. Pool allocations to be paid in installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

          (b) The remaining thirty percent (30%) of a Participant's Pool allocation shall be paid in (i) cash or (ii) awards of restricted Common Stock in accordance with the GCC Plan, or any combination thereof, as determined by the Committee. This portion of a Participant's Pool allocation shall be payable (or, in the case of restricted Common Stock, shall vest) in a number of substantially equal installments specified by the Committee. The first installment shall be made (or, in the case of restricted Common Stock, shall vest) on the Pool Determination Date. All future installments shall be paid (or, in the case of restricted Common Stock, shall vest) on such date or dates specified by the Committee. The Participant must be employed on the payment or vesting date, whichever is applicable, to be entitled to receive each installment. If any part of this portion of a Participant's Pool allocation is awarded in cash, the installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

          (c) If restricted Common Stock is awarded under the GCC Plan pursuant to (b) above, the conversion of dollar amounts into awards of Common Stock will be made on the basis of the fair market value of the Common Stock on the last business day of the Fiscal Year Quarter to which the Pool relates. For this purpose, fair market value of the Common Stock on any given date shall mean the closing price

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     reported for the Common Stock on the New York Stock Exchange on such date.
     Prior to the time shares of restricted Common Stock become vested, the rights of the Participant with respect to such restricted Common Stock shall be governed by the GCC Plan.

     8. Secondary Investments.

          (a) Upon the consummation of any Secondary Investment, an amount equal to the sum of (a) three percent (3%) of the first $50 million invested as part of such Secondary Investment and (b) one and one-half percent (1.5%) of any amount in excess of $50 million invested as part of such Secondary Investment will be credited to a Secondary Pool ("Secondary Pool"). Amounts allocated to a Secondary Pool shall be allocated among Participants on the same basis as allocations are made to the Pre-Effective Date Pool or Post-Effective Date Pool, whichever is applicable, to which the original Investment relates. Amounts allocated to a Secondary Pool shall be paid in cash in three substantially equal installments, with the first installment made upon the closing of the relevant Secondary Investment and the second and third installments made on the second and third anniversary of such closing provided the Participant is employed on such dates. Secondary Pool allocations to be paid in installments after the first installment shall be credited with interest until paid at an annual rate specified by the Committee from time to time.

          (b) Notwithstanding the foregoing, the Committee may defer any payment to be made under this Section 8 to the extent such payment would not be deductible compensation paid by the Company for Federal income tax purposes. Any such deferral will be credited with interest, until paid at a time when it would be deductible by the Company, at an annual rate specified by the Committee from time to time.

     9. Elective Payment Deferrals.

          (a) A Participant who is a member of a "select group of management or highly compensated employees" (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, as determined by the Committee) may elect to defer payment of up to 100% of any amount otherwise to be paid to such Participant under Section 7(a).

          (b) A Participant's election to defer payments hereunder (a "Deferral Election") shall be in writing and shall be deemed to have been made upon receipt and acceptance by the Company. In order to be effective hereunder, a Deferral Election must be made not later than the December 31 of the calendar year preceding the calendar year in which the affected payment would otherwise be paid, and in any case shall specify the (i) period of deferral and (ii) time and method of payment applicable to the amount(s) deferred hereunder. A Deferral Election made for a calendar year may not be revised after the last date on which it could have been made.

          (c) All amounts deferred by a Participant under this Section 9 shall be credited by the Company, to a book account (a "Deferred Compensation Account") in the name of such Participant as of the dates such amounts would have been paid to the Participant but for his or her Deferral Election.

          (d) Any amounts deferred hereunder shall be credited with interest until paid based on an annual rate specified by the Committee from time to time. Alternatively, the Committee may, from time to time and in its sole discretion, (i) select one or more investment vehicles to be made available as the measuring standards for crediting earnings or losses to a Participant's Deferred Compensation Account, and (ii) allow a Participant to select from such investment vehicles in a manner established by the Committee, the investment vehicle or vehicles to apply to his or her Deferred Compensation Account; provided, however, that the Committee shall only select investment vehicles and permit Participant selection to the extent neither action will cause the payments hereunder to Covered Employees to cease to qualify as performance-based compensation under
     Section 162(m) of the Code. The earnings or losses

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     to be credited to the portion of any Participant's Deferred Compensation
     Account under this Section 9(d) for any period shall be equivalent to the amount of earnings or losses which would have been credited to the Deferred Compensation Account if such portion of such Deferred Compensation Account had actually been invested in such vehicles during such period in the manner selected by the Participant.

          (e) Amounts standing to the credit of a Participant's Deferred Compensation Account shall be paid, or commence to be paid, in accordance with the Participant's Deferral Election(s). The amount of each payment hereunder shall be determined by the amount credited to such Deferred Compensation Account as of the preceding December 31.

     10. Termination of Employment.

          (a) If a Participant (1) dies or becomes Permanently Disabled while employed with the Company, or (2) retires with the approval of the Company, the Participant (or the Participant's Beneficiary in the case of death) shall receive full payment of any amount payable to the Participant pursuant to Section 7(a) in accordance with the remainder of the installment schedule and shall continue to vest in the amounts granted pursuant to Section 7(b).

          (b) A Participant who voluntarily terminates employment with the Company prior to completing the minimum months of employment with the Company required by the Committee or who is terminated for one of the reasons described in Section 13, shall forfeit all rights to benefits previously allocated to him or her which are not yet vested and shall have no right to any payment with respect to any Pool not yet allocated.

          (c) A Participant who is terminated by the Company for reasons other than those described in Section 13, or who voluntarily terminates employment with the Company after completing the minimum months of employment with the Company required by the Committee will be entitled to receive the remainder of any installment payments to be made pursuant to
     Section 7(a) but shall forfeit any unvested amounts credited pursuant to
     Section 7(b). In addition, such a Participant shall be entitled to share in that portion of the proceeds which would have been payable pursuant to
     Section 7(a), as a result of any Sale Events, other than those Sale Events described in Section 2(u)(4), occurring within twelve months following his or her termination without regard to the fact that the Participant is no longer an Employee.

          (d) Any amounts forfeited under this Section 10, whether represented by Pool percentages or unpaid installments or otherwise shall be treated as described in Section 6(b) above and shall not be reallocated to any other Employee.

     11. Change In Control

     Notwithstanding anything to the contrary elsewhere herein, if a "Change in Control" shall occur, Participants who are employed by GCC on such date shall be 100% vested in and shall immediately receive all of the benefits due under
Section 7(a) and (b) and Section 8.

     A "Change in Control" for this purpose shall be deemed to have occurred if, after the occurrence of any of the events described in (a), (b) or (c) below, the capital made available for investment to the Company by GCC for any Fiscal Year following such event falls below $50,000,000 or the total amount under investment by the Company (including amounts available for investment but not currently invested) falls below $200,000,000.

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act) (other than the Smith Family Group (as described in the

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     most recent proxy statement filed by GCC with the Securities and Exchange
     Commission)) directly or indirectly, of securities of GCC representing more than the greater of (i) twenty percent (20%) of the combined voting power of GCC's then outstanding securities or (ii) the percentage of the combined voting power of GCC's then outstanding securities as to which the Smith Family Group is the beneficial owner.

          (b) The Smith Family Group becomes the beneficial owner of less than twenty percent (20%) of the combined voting power of GCC's then outstanding securities.

          (c) Persons who, as of the Effective Date, constituted GCC's Board of Directors (the "Incumbent Board") cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of GCC subsequent to the Effective Date whose nomination or election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Plan, be considered a member of the Incumbent Board.

     12. Beneficiary. Payments required to be made hereunder shall be made to the Participant, if then living, otherwise to a Beneficiary or Beneficiaries designated by the Participant in writing to the Company prior to the Participant's death, or failing such designation, to the Participant's estate. By written notice to the Company, a Participant may change such designation from time to time, and may revoke such designation at any time.

     13. Termination of Rights. Notwithstanding anything to the contrary contained herein, in the event of a good faith determination by the Committee that a Participant, while an employee, (a) committed fraud in respect of any matter involving the Company in any respect whatsoever, (b) breached any contract with, or other obligation to, the Company, (c) misappropriated an asset or assets of the Company, whether tangible or intangible, (d) committed gross misconduct, or (e) has been convicted of a crime involving moral turpitude, then all rights to payments or any other benefits hereunder shall immediately terminate, and the Participant, his or her estate, Beneficiary or Beneficiaries, or the estate of any of his or her Beneficiaries shall have no further rights with respect thereto or any claims against the Company under this Plan.

     14. Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment or termination shall, without the written consent of the Participants, in any material adverse way affect the rights of a Participant with respect to benefits resulting from Sale Events, other than those described in Section 2(u)(4), which occur prior to the date of amendment or termination.

     15. Limitation of Company's Liability. Subject to its obligation to make payments as provided for hereunder, neither the Company nor any person acting on behalf of the Company shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person. The Company is under no obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Plan. Any benefits which become payable hereunder shall be paid from the general assets of the Company. No Participant, his or her estate, Beneficiary or Beneficiaries, or the estate of any of his or her Beneficiaries shall have any right, other than the right of an unsecured general creditor, against the Company in respect of the benefits to be paid hereunder.

     16. Withholding of Tax. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation.

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     17. Assignability. Except as otherwise provided by law, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

     18. No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company.

     19. Governing Law. This Plan shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     20. Miscellaneous. No amount credited to the account of, or distributed to, any Participant under this Plan shall enter in any way into the computation of such Participant's compensation for the purpose of any insurance, retirement, profit-sharing, or other benefit of the Company.

     21. Stockholder Approval. This Plan is subject to approval by the holders of a majority of the Common Stock of GCC present or represented and entitled to vote at a meeting of stockholders and no payment may be made hereunder prior to such approval.

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